Exhibit 3.473
FILED
1991 JAN - 8 AM 9:13
SECRETARY OF STATE
TALLAHASSEE, FLORIDA
ARTICLES OF INCORPORATION
OF
ENVIROCYCLE, INC.
ARTICLE I — NAME
     The name of this corporation is ENVIROCYCLE, INC.
ARTICLE II — PURPOSE
     The corporation shall be authorized to transact all legal business of any nature.
ARTICLE III — CAPITAL STOCK
     The capital stock authorized, the par value thereof, and the class of such stock shall be as follows:

Number of Shares	Par Value Per	Class of
Authorized	Share	Stock
1,000	1.00	Common
ARTICLE IV — PREEMPTIVE RIGHTS
     Every shareholder, upon the sale for cash of any new stock of this corporation of the same kind, class or series as that which he already holds, shall have the right to purchase his prorata share thereof (as nearly as may be done without issuance of fractional shares) at the price at which it is offered to others.
ARTICLE V — INITIAL REGISTERED
OFFICE AND AGENT
     The street address of the initial principal and mailing office of this corporation is:
200 E. Las Olas Boulevard
Suite 1420
Fort Lauderdale, Florida 33301

and the name and address of the initial registered agent of this corporation is:

Name	Address
Peter Wright	200 E. Las Olas Boulevard
Suite 1420
Fort Lauderdale, Florida 33301
ARTICLE VI — COMMENCEMENT
     This corporation shall commence on the date on which these Articles are filed with the Secretary of State.
ARTICLE VII — INITIAL
BOARD OF DIRECTORS
     This corporation shall have one director initially. The number of directors may be either increased or diminished from time to time by the By-Laws, but shall never be less than one. The name and address of the initial director of this corporation is:

Name	Address
Peter Wright	200 E. Las Olas Boulevard
Suite 1420
Fort Lauderdale, Florida 33301
ARTICLE VIII — INCORPORATOR
     The name and address of the person signing these Articles of Incorporation is:

Name	Address
Peter Wright	200 E. Las Olas Boulevard
Suite 1420
Fort Lauderdale, Florida 33301
ARTICLE IX — BY-LAWS
     The power to alter, amend or repeal By-Laws shall be vested in the Board of Directors and the shareholders.

ARTICLE X — INDEMNIFICATION
     The corporation shall indemnify any officer or director, or any former officer or director, to the fullest extent permitted by law.
ARTICLE XI — AMENDMENT
     This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, or any amendment thereto, and any right conferred upon the shareholders is subject to this reservation.
     IN WITNESS WHEREOF, the undersigned subscriber has executed these Articles of Incorporation this 19 day of December, 1990.

/s/ Peter Wright
Subscriber, Director, and Registered Agent

STATE OF FLORIDA	)
	)	SS.
COUNTY OF [ILLEGIBLE]	)
     BEFORE ME, the undersigned authority, authorized to take acknowledgments in the State and County set forth above, personally appeared Peter Wright, known to me and known by me to be the Person who executed the foregoing Articles of Incorporation, and he acknowledged before me that he executed those Articles of Incorporation.
     IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal, in the State and County aforesaid, this 19 day of December, 1990.

/s/ [ILLEGIBLE]
Notary Public, State of Florida
NOTARY PUBLIC, STATE OF FLORIDA
MY COMMISSION EXPIRES: OCT. 6, 1993
BONDED THRU NOTARY PUBLIC UNDERWRITERS